EXHIBIT 11
                   E'TOWN CORPORATION AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           1993           1992           1991
                                         --------       --------       --------
 PRIMARY
 -------
  EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary              14,879,828    $11,281,012    $10,535,070
  Deduct: Preferred Stock Dividends      1,050,000      1,050,000      1,050,000
                                       -----------    -----------    -----------
  Net Income                           $13,829,828    $10,231,012    $ 9,485,070
                                       ===========    ===========    ===========
  SHARES
   Weighted Average Number of
    Common Shares Outstanding            5,330,641      4,624,310      4,078,233
   Assuming Exercise of Options
    Reduced by the Number of Shares
    Which Could Have Been Purchased
    With the Proceeds From Exercise
    of Such Options                          7,298          3,504          1,885
                                       -----------    -----------    -----------
   Weighted Average Number of Common
    Shares Outstanding as Adjusted       5,337,939      4,627,814      4,080,118
                                       ===========    ===========    ===========
 Primary Earnings
  Per Share of Common Stock            $      2.59    $      2.21    $      2.32
                                       ===========    ===========    ===========
 ASSUMING FULL DILUTION
 ----------------------
  EARNINGS
   Income Before Preferred Stock
    Dividends of Subsidiary             14,879,828     11,281,012     10,535,070
   Deduct: Preferred Stock Dividends     1,050,000      1,050,000      1,050,000
   Add: After Tax Interest Expense
    Applicable to 6 3/4% Convertible
    Subordinated Debentures                550,843        577,082        593,513
                                       -----------    -----------    -----------
    Adjusted Net Income                $14,380,671    $10,808,094    $10,078,583
                                       ===========    ===========    ===========
  SHARES
   Weighted Average Number of
    Common Shares Outstanding            5,330,641      4,624,310      4,078,233
   Assuming Exercise of Options Reduced
    by the Number of Shares Which Could
    Have Been Purchased With the
    Proceeds From Exercise of Such Options   7,298          3,504          1,885
   Assuming Conversion of 6 3/4%
    Convertible Subordinated
    Debentures (a)                         313,869        322,954        333,060
                                       -----------    -----------    -----------
   Weighted Average Number of Common
    Shares Outstanding as Adjusted       5,651,808      4,950,768      4,413,178
                                       ===========    ===========    ===========
 Fully Diluted Earnings
  Per Share of Common Stock            $      2.54    $      2.18    $      2.28
                                       ===========    ===========    ===========
(a) Convertible at $40 per share.